NEWS RELEASE	Contact: Lisa Mayr
For immediate release	Vice President, Investor
December 20, 2007	Relations and Capital Markets
(703) 744-1787

Sunrise Announces Completion of Special Independent Committee
Fact Finding Investigation and Personnel Changes

Plans to File Restated Financial Statements by no later than March 17, 2008

MCLEAN, Va., Dec. 20/PRNewswire-FirstCall/ -- Sunrise Senior Living, Inc. (NYSE: SRZ) today announced the completion of the fact-finding portion of the previously disclosed investigation by the Special Independent Committee of the Board of Directors. As previously reported, this portion of the investigation primarily related to certain accruals and reserves. The Special Independent Committee’s review of these issues found that inappropriate accounting occurred during the third quarter of 2003 through the fourth quarter of 2005. The net effect of adjustments arising from these findings, coupled with adjustments to other items, are not expected to increase the previously disclosed total restatement impacts.

Following consideration by the Company’s Board of Directors of the results of the Special Independent Committee’s work, the Board of Directors today announced the separation from the Company of the following individuals, effective immediately: Thomas Newell, President since April 2000; Larry Hulse, Chief Executive Officer of the Company’s insurance captive since August 2005 and the Company’s Chief Financial Officer from April 2000 to August 2005; and Carl Adams, Treasurer since November 2005 and former Chief Accounting Officer from 2000 through November 2004.

The entire senior finance team that was in place during the years covered by the pending restatement is now no longer with the Company. Sunrise will complete its restatement under the leadership of a new senior finance team led by Chief Financial Officer Richard J. Nadeau, who joined the Company in September 2007, and Chief Accounting Officer Julie A. Pangelinan, who joined the Company in April 2006.

Stephen D. Harlan, the Chairman of the Audit Committee of the Board of Directors, said: “The Special Committee’s investigation and the actions taken by the directors reflect the Board’s commitment to accurate financial reporting and strong internal controls and to act in the best interests of the Company and all of its stakeholders, including our investors, residents, their families and team members. These actions are an important step forward in the process of restoring confidence in the Company’s management and financial reporting.”

The Special Independent Committee’s work is continuing with respect to appropriate remedial measures pertaining to internal controls and processes over financial reporting and it will report to the Board, as appropriate, recommended improvements to processes and procedures as soon as practicable.

The Company currently plans to file its 2006 Form 10-K no later than the NYSE trading extension date of March 17, 2008. In an effort to provide investors with current financial information at the earliest practicable date, the Company plans first to file its 2006 Form 10-K, which will include restated 2005 and 2004 financial statements and restated 2005 unaudited quarterly financial information as required by the instructions to Form 10-K. The 2006 Form 10-K filing is expected to be followed by the filing of the 2007 Form 10-K, Form 10-Q for the quarter ending March 31, 2008 and Form 10-Qs for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007. The Company no longer plans to file a 2005 Form 10-K/A or 2006 Form 10-Qs.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 40,000 people. As of September 30, 2007, Sunrise operated 454 communities in the United States, Canada, Germany and the United Kingdom, with a combined capacity for more than 53,000 residents. At quarter end, Sunrise also had 40 communities under construction in these countries with a combined capacity for 6,000 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer's and other forms of memory loss, as well as nursing, rehabilitative and hospice care. Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, completion of the Company's restatement of its historical financial statements; the length of time needed for Sunrise to complete the restatement and for Ernst & Young LLP to complete its audit procedures for any reason, including the detection of new errors or adjustments; the time required for the Special Independent Committee to complete its work on remedial measures pertaining to internal controls and processes over financial reporting that it may determine to be warranted, the time required for the Company to prepare and file its 2006 Form 10-K, 2007 Form 10-K, Form 10-Q for the quarter ending March 31, 2008 and Form 10-Qs for the first three quarters of 2007 and for Ernst & Young to complete its work on its audits of the 2006 and 2007 financial statements and its reviews of the Form 10-Qs; the outcome of the SEC's investigation; the outcomes of pending putative class action and derivative litigation; the outcome of the lawsuit filed by the Company's former CFO; the outcome of the Trinity OIG investigation and qui tam proceeding; the outcome of the IRS audit of the Company's tax return for the tax year ended December 31, 2005 and employment tax returns; the outcome of the exploration of strategic alternatives; the delisting of the Company's stock from the NYSE in the event the Company does not file its 2006 Form 10-K prior to the expiration of its NYSE trading extension; the Company's ability to comply with the terms of the amendment of its bank credit facility or to obtain a further extension of the period for providing the lenders with required financial information; development and construction risks; acquisition risks; licensing risks; business conditions; competition; changes in interest rates; the Company's ability to manage its expenses; market factors that could affect the value of the Company's properties; the risks of downturns in general economic conditions; availability of financing for development and acquisitions; and other risks detailed in the Company's latest annual report on Form 10-K filed with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.